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EXHIBIT 99.E   CONSENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS




                       Consent of Independent Accountants

To the Board of Directors of
Massachusetts Mutual Life Insurance Company

We hereby consent to the use in this Registration Statement of Massachusetts Mutual Life Variable Life Separate Account I on Form S-6 (File No. 333-88503) of our report, which includes explanatory paragraphs relating to the use of statutory accounting practices, which practices differ from generally accepted accounting principles, dated February 25, 1999 relating to the financial statements of Massachusetts Mutual Life Insurance Company as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which appear in such Registration Statement. We also consent to the references to us under the caption "Experts" in this Registration
Statement.


PricewaterhouseCoopers LLP

Hartford, Connecticut

January 20, 2000